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                                                                    EXHIBIT 99.3






By Facsimile and Regular Mail

March 21, 2006

Mr. F. Barry Bays
President and Chief Executive Officer
Wright Medical Group, Inc.
5677 Airline Road
Arlington, TN 38002

Re:      Wright Medical Group, Inc. (the "Company"
         Nasdaq Symbol: WMGI

Dear Mr. Bays:

According to the Form 8-K filed on March 10, 2006 ("Form 8-K"), Richard B. Emmitt resigned as a director of Wright Medical Group, Inc. effective on March 9, 2006.1 Mr. Emmitt served on the Company's audit committee. Accordingly, Staff determined that the Company did not comply with Nasdaq's audit committee requirement as set forth in Marketplace Rule 4350(d)(2) (the "Rule").

Subsequently, accordingly to the Company's submission dated March 20, 2006, David D. Stevens, an existing independent director, was appointed to the audit committee effective immediately. Accordingly, the Company has regained compliance with the Rule, and subject to the disclosure requirements described below, this matter is now closed.

Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, makes a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.2 The Company must provide a copy of this announcement to Nasdaq's MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the "Hearings Department") at least 10 minutes prior to its public dissemination.3 For your



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1 Staff notes that while the Company filed the Form 8-K, it did not immediately notify Nasdaq as required by Marketplace Rule 4350(m) and 4350(d)(4).
2 Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Determination Letter on (DATE OF RECEIPT OF STAFF DETERMINATION LETTER) indicating that the Company failed to comply with the (STOCKHOLDERS' EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s).
3 This notice should be provided to the attention of Nasdaq's MarketWatch Department (telephone: 301/978-8500; facsimile: 301/978-8510), and to Nasdaq's Listing Qualifications Department (facsimile: 301/978-4028) and the


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convenience, we have enclosed a list of news services.4 In the event the Company does not make the required public announcement, Nasdaq will halt trading in its securities.

Please be advised that Marketplace Rule 4803(a) does not relieve the Company of its disclosure obligation under the federal securities laws. In that regard,
Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days.5 Accordingly, the Company should consult with counsel regarding its disclosure and other obligations mandated by law.

If you have any questions, please contact Pamela Morris, Senior Analyst, at
(301) 978-8053.

Sincerely,

/s/

Douglas D. McKenney, CFA








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Hearings Department (telephone: 301/978-8071; facsimile: 301/978-8080), 9600
Blackwell Road, Rockville, Maryland 20850.
4 The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.
5 See, SEC Release No. 34-49424.